Exhibit 99.1

Fred's Announces Strategic Plan to Improve Profitability and Operating Margin

Plan Will Generate $11 Million in Annual Pre-Tax Expense Savings

Multi-Year Effort Includes the Closing of under-Performing Stores and a Conservative Approach to Store Openings in 2008

Company Reports January Sales

MEMPHIS, Tenn.--(BUSINESS WIRE)--Fred's, Inc. (NASDAQ:FRED) today announced that, based on an in-depth study of the Company's operations over the last 10 quarters, the Company has embarked on a strategic plan to improve its performance. The study revealed that Fred's has a strong and healthy core store base, and pointed out that upgrading the Company's real estate program will have measurable upside potential. With the benefit of recent management changes, enhanced real estate strategies, and comprehensive research conducted on Fred's customer base, the Company is well positioned to ensure the execution of the strategic plan.

Specifically, the plan will involve the following elements, all focused on achieving the Company's long-term goal of increasing annual operating margin to 4.5%:

  Improving the core store performance by closing 75 under-performing locations;
  Repositioning and reducing corporate overhead by 10%;
  Generating $11 million in annualized cash savings beginning in the second half of 2008; and
  Initiating multiple merchandising programs to enhance margin and address the changing shift in sales mix.

Commenting on the announcement, Michael J. Hayes, Chief Executive Officer, said, "With recently announced executive management changes and in light of the current economic environment, we have completed a thorough review of our business opportunities, store operations and cost structure to develop short- and long-term initiatives to improve sales, merchandising, and store operations. Taking actions now will increase our operating margin by more than 150 basis points and generate over $100 million in free cash flow over the next three years. Through the successful execution of this plan, we will become a stronger Company, one that can better respond to fluctuations in the economy and take advantage of opportunities to improve our business. Further, this program will deliver strong value to our stockholders and positions Fred's for success in the years ahead."

The Company plans to close all of the 75 underperforming stores in 2008. The sales contribution of the 75 stores slated for closure was $112 million in 2007, with approximately $9 million in operating loss. The closures will not affect operations of the Company's two distribution centers. The anticipated cost of the restructuring is approximately $26 million, including $16 million to $18 million in non-cash expenses primarily associated with the write-down of inventory and fixed assets related to the store closings. The balance of approximately $8 million to $10 million in expenses involves cash charges related to lease buyout costs. The write-offs of inventory, fixtures and pharmacy intangible assets will affect the fourth quarter 2007 by approximately $19 million, or approximately $0.32 per diluted share. Excluding these expenses, the Company estimates diluted earnings per share of $0.50 to $0.56 for fiscal 2007. In 2008, the Company expects to record the remaining $7 million of lease-related expenses of the closed stores. The program will yield savings of approximately $11 million on an annualized basis and free cash flow of approximately $35 million.

Aside from these immediate steps, the Company plans to slow capital spending and the rate of new store openings beginning in 2008 in order to focus on growth that is more profitable and that produces a higher return on investment. In concert with the store reduction program, Fred's will take a conservative approach to new stores, opening 18 stores and 15 pharmacies in 2008. For the future, the Board has adopted a capital deployment program that will focus on providing the greatest returns to stockholders, emphasizing investment in store and pharmacy growth, and/or enhancing shareholder value through stock repurchases.

Concluding, Hayes added, "We are enthusiastic that this new multi-year strategic plan is the correct direction for us as we confront a challenging marketplace, and anticipate it will serve as a springboard for better performance over the next three years. Significant benefits from these initiatives should be apparent in our results for the second half of 2008, with even more impressive payback thereafter. Over the full three-year period, we expect to achieve a cumulative increase of approximately $100 million in free cash flow generated directly as a result of these new strategies – through higher sales, reduced costs, and improved expense leverage – which, compared with the $27 million cost of the plan, reflects a substantial return for the Company and its stockholders."

Fred's will host a conference call tomorrow to review its new strategic plan. A public, listen-only simulcast and replay of this conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on Thursday; a replay of the call will be available beginning at approximately 2:00 p.m. Eastern Time and will run until March 7, 2008.

Separately, Fred's also reported sales for the four-week fiscal month of January and 52-week fiscal year 2007, which ended on February 2, 2008, versus four-week and 53-week year-earlier periods.

Fred's total sales for the four-week month declined 19% to $133.5 million from $163.9 million in the five-week period of January 2007. Excluding the effect of the extra week in January 2007, sales increased 1% over the same period last year. Comparable store sales for January fell 1.2% versus the Company's planned range of flat to down 2.0%.

Fred's total sales for the 13-week fourth quarter decreased 8% to $494.4 million versus $535.6 million in the 14-week fourth quarter of 2006. Excluding the effect of the extra week last year, sales declined 2% for the fourth quarter of 2007. Comparable store sales for the fourth quarter fell 2.5%.

Total sales for the full year increased 1% to $1.78 billion from $1.77 billion in fiscal 2006. Excluding the effect of the extra week last year, sales increased 2% for fiscal 2007. Comparable store sales for 2007 increased 0.3%.

Fred's Inc. operates 716 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United States. For more information about the Company, visit Fred's Website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and
Chief Financial Officer